UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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CenterPoint Properties Trust
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1808 Swift Drive
Oak Brook, Illinois 60523-1501
Phone: 630.586.8000
Fax: 630.586.8010
www.CenterPoint-Prop.com

AT THE COMPANY:

Paige Gilchrist

Vice President, External Affairs

(630) 586-8101

For Immediate Release

Wednesday, December 7, 2005

CALEAST INDUSTRIAL INVESTORS TO ACQUIRE CENTERPOINT PROPERTIES TRUST

CHICAGO, December 7, 2005 – CenterPoint Properties Trust (NYSE:CNT) (“CenterPoint”), the California Public Employees’ Retirement System (“CalPERS”) and LaSalle Investment Management (“LaSalle”) today announced that CalEast Industrial Investors LLC (“CalEast”) and CenterPoint reached a definitive agreement whereby CalEast will acquire CenterPoint for $50 per common share in cash.

CenterPoint is a publicly traded real estate investment trust (REIT) and the largest industrial property company in the 1.4-billion-square-foot Chicago regional market. CalEast is a leading investor in logistics warehouse and related real estate whose members include CalPERS and LaSalle. LaSalle, the investment management business of Jones Lang LaSalle (NYSE:JLL), serves as the managing member of CalEast. Since 1999, CenterPoint and CalEast have partnered in a joint venture known as CenterPoint Venture LLC, which acquires, develops, manages and sells industrial property.

The per share purchase price represents a 9.1% premium over CenterPoint’s closing share price on December 7, 2005, and a 13.1% premium to the average closing price over the past three months. The total consideration is approximately $3.4 billion, which includes the assumption of CenterPoint’s debt and preferred stock. CenterPoint expects to continue to pay regular common dividends, which are expected to be increased 8.2% to $0.4625 per quarter for 2006. CenterPoint’s 7.5% Series B convertible preferred shares will remain outstanding after the merger, but in accordance with their terms will become convertible into the merger consideration, without interest.  CenterPoint’s Series D Preferred Shares, which are not convertible, will continue to be outstanding after the merger as well.

Completion of the transaction, which is expected to occur in March or April of 2006, is subject to approval by CenterPoint’s common shareholders and certain other customary conditions. Completion of the merger is not subject to the receipt of financing by CalEast.  CalPERS and Jones Lang LaSalle have subscribed to additional equity in CalEast to fund this transaction.  This transaction has been unanimously approved by CenterPoint’s Board of Trustees.

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“This transaction maximizes value for shareholders as an all cash sale with no financing contingency.  The price achieved reflects the significant value of the operating platform that we have created,” said Mike Mullen, Chief Executive Officer of CenterPoint.

“Through CalEast’s acquisition of CenterPoint, we gain access to an attractive warehouse portfolio, a high quality land bank, and an outstanding management team that has played a pioneering role in the rapidly emerging intermodal logistics industry,” said Lynn Thurber, Chief Executive Officer of LaSalle Investment Management. “We look forward to the CenterPoint management team’s continued leadership of the company.”

“Rapid growth in global trade is driving significant change in the warehouse requirements and logistics strategies of companies around the world,” said Mike McCook, Senior Investment Officer – Real Estate of CalPERS. “CalEast has had a property joint venture with CenterPoint for six years, during which time we have come to know the company and its management team well.  We believe that CenterPoint is very well positioned to capitalize on the continuing modernization of the global supply chain.”

Wachovia Securities acted as financial advisor to CenterPoint, and Kirkland & Ellis LLP provided legal advice to the company.  Morgan Stanley acted as financial advisor to CalEast and Jones Day provided legal advice to the company.

About CenterPoint Properties Trust

CenterPoint is a publicly traded real estate investment trust and the largest industrial property company in the 1.4-billion-square-foot Chicago regional market.  As of September 30, 2005, CenterPoint owned approximately 38 million square feet and CenterPoint and its affiliates owned or controlled an additional 3,053 acres of land upon which approximately 44.1 million square feet could be developed. CenterPoint is focused on providing unsurpassed tenant satisfaction and adding value to its shareholders through customer driven management, investment, development and redevelopment of warehouse, distribution, light manufacturing buildings and logistics infrastructure.

About CalEast Industrial Investors, LLC

Founded in 1998, CalEast Industrial Investors, LLC is a leading investor in logistics warehouse and related real estate whose members include the California Public Employees’ Retirement System and LaSalle Investment Management, Inc. CalEast owns and operates over 15 million square feet of industrial real estate, including warehouses, light assembly, air cargo and distribution centers throughout the United States, Canada and Mexico.

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About LaSalle Investment Management

LaSalle Investment Management, Inc., a member of the Jones Lang LaSalle group (NYSE: JLL), is a leading global real estate investment manager with approximately $29 billion of assets under management. LaSalle Investment Management is active across a range of real estate capital and operating markets on behalf of institutional and private investors worldwide. For more information, visit www.lasalle.com.

Certain matters discussed in this press release are forward-looking statements within the meaning of Federal securities laws.   There can be no assurance that future results will be achieved and actual results could differ materially from forecasts and estimates.  Forward-looking statements in this press release include, without limitation, statements relating to the anticipated closing date of the transaction, and the possibility that any of the conditions to closing, including those outside the control of CenterPoint, will be satisfied. CenterPoint does not assure the future results or outcome of the matters described in forward-looking statements; rather, these statements merely reflect current expectations of the approximate outcomes of the matters discussed. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond CenterPoint’s control. The reader is cautioned to make his/her own judgment with regard to the statements discussed in this press release and the assumptions noted by CenterPoint herein.

Many factors may cause actual results to differ materially from the anticipated future results or performance expressed or implied by these forward-looking statements.   Certain factors that could cause actual results to differ materially are general business and economic conditions, completion of pending acquisitions and dispositions, competitive market conditions, weather, pricing of debt and equity capital markets and other risks inherent in the real estate business.  Such factors and others are listed in the Company’s Form 10-K and 10-Qs.

Additional Information about the Merger and Where to Find It

In connection with the proposed merger of CenterPoint Properties Trust (“CenterPoint”) with a wholly owned subsidiary of CalEast Industrial Investors LLC (“CalEast”), CenterPoint intends to file relevant materials with the Securities and Exchange Commission, including a proxy statement. INVESTORS AND SECURITY HOLDERS OF CENTERPOINT ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CENTERPOINT, CALEAST AND THE MERGER. The proxy statement and other relevant materials (when they become available) and any other documents filed by CenterPoint with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by CenterPoint by contacting CenterPoint Investor Relations at 630.586.8101 or accessing CenterPoint’s investor relations website. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.

CenterPoint and CalEast and their respective executive officers, trustees, managers and directors may be deemed to be participating in the solicitation of proxies from the security holders of CenterPoint in connection with the merger. Information about the executive officers and trustees of CenterPoint and the number of CenterPoint common shares beneficially owned by such persons is set forth in the proxy statement for CenterPoint’s 2005 Annual Meeting of Shareholders, which was filed with the SEC on April 19, 2005. Investors and security holders may obtain additional information regarding the direct and indirect interests of

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CenterPoint and CalEast and their respective executive officers, trustees, managers and directors in the merger by reading the proxy statement regarding the merger when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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To:	All Associates

From:	Mike Mullen, Chief Executive Officer

Date:	December 7, 2005

Re:	CenterPoint Properties Trust

In the 2004 Annual Report, we emphasized that with every investment CenterPoint Properties makes, we take a long-term view of the total return the Company can create.  In 2005, we have followed this strategy of creating high growth opportunities through long-term investments.

Today, our Board of Trustees made a decision that we believe will benefit the company, our associates and shareholders alike. Attached to this memo you will find the press release regarding this transaction.  However, I wanted to personally communicate this with you because without our associates, this arrangement would not have been possible.

I’m very pleased to announce that CenterPoint’s Board of Trustees unanimously approved an agreement whereby CalEast Industrial Investors, LLC. (CalEast), will be acquiring CenterPoint Properties Trust for $50 per share, subject to approval by the Company’s common shareholders and certain other customary conditions.  The expectation is that the contract will close in March or April, making CenterPoint Properties a privately held company.  As many of you are aware, one of CenterPoint’s most successful ventures has been with CalEast.  They are a leading investor in logistics, warehouse and related commercial real estate whose members include the California Public Employees’ Retirement System (CALPERS) and LaSalle Investment Management (“LaSalle”).   LaSalle serves as managing member of CalEast.

I’m quite certain that each of you will have many questions regarding this announcement and how it might affect you.  In an effort to help provide answers, Paul and I will hold an “All Associate” meeting tomorrow morning at 10:00am in the cafeteria.  I realize this is short notice, but because of the significance of this announcement, it is important that everyone is present.  In addition to tomorrow’s meeting, CenterPoint will also hold small group meetings sometime next month to ensure your questions are answered and concerns are addressed.  In some instances we may not be in a position to answer some of your questions.  However we will try to give you as much information as we can over the next several weeks.

On a more personal note, I am very excited about the opportunities this deal will bring to the Company, however it is not yet a “done deal”.  I know CenterPoint would not be what it is today without our most highly valued asset, our wonderful and dedicated associates.  You may be interested in knowing that CalEast has told me on numerous occasions that they believe CenterPoint’s most valuable assets “drive home” every night.  I look forward to visiting with you tomorrow.